AMENDMENT NO. 1 DATED JULY 27, 2026 To Prospectus Supplement dated July 17, 2026 (To Prospectus Dated June 15, 2026)	Filed pursuant to Rule 424(b)(5) Registration No. 333-296550

NANOVIRICIDES, INC.

Up to $0 of

Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends and supplements the information in our prospectus, dated June 15, 2026 (the “Prospectus”), and the prospectus supplement, dated July 17, 2026 (the “Prospectus Supplement”), which was filed pursuant to our registration statement on Form S-3 (File No. 333-296550) (the “Registration Statement”). This Amendment should be read in conjunction with the Prospectus and Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus and the Prospectus Supplement. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus and Prospectus Supplement, and any future amendments or supplements thereto.

This Amendment is being filed in connection with our previously announced “at the market offering” program, and to update the maximum amount of shares of our common stock, par value $0.00001 per share, that we may issue and sell from time to time through or to D. Boral Capital LLC (the “Agent”) as sales agent or principal, pursuant to the terms of our previously announced At Market Issuance Sales Agreement, dated July 17, 2026, between us and the Agent (the “Sales Agreement”).

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “NNVC”. As of July 23, 2026, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $41,583,701, which was calculated based on 22,356,829 shares of our Common Stock outstanding held by non-affiliates as of July 23, 2026 at a price of $1.86 per share, the closing sale price for our Common Stock on May 28, 2026. As of the date hereof, we have offered and sold approximately $9,843,165 of shares of our Common Stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in public primary offerings on Form S-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.6) in any 12-calendar month period so long as our public float remains below $75 million.

We are filing this Amendment to amend the Prospectus Supplement to decrease the maximum amount we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. Accordingly, in accordance with the terms of the Sales Agreement, we may not currently offer and sell common stock through or to the Agent pursuant to the Prospectus and Prospectus Supplement, as amended by this Amendment. However, in the event that our public float increases or decreases, we may sell securities in public primary offerings on Form S-3 with a value of up to one-third of our public float, as calculated pursuant to General Instruction I.B.6 and subject to the terms of the Sales Agreement. In the event that our public float increases above $75 million, we will no longer be subject to the limits in General Instruction I.B.6 of Form S-3.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in the Prospectus and Prospectus Supplement, as well as those described in our other reports and documents we filed with the Securities and Exchange Commission (the “SEC”) that we incorporate by reference in the Prospectus, the Prospectus Supplement and this Amendment, before making a decision to invest in our common stock.

Neither the SEC, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this Amendment is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Amendment No. 1 to Prospectus Supplement is July 27, 2026.